Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DRAPER OAKWOOD TECHNOLOGY ACQUISITION, INC.

Pursuant to Section 245 of the

General Corporation Law of the State of Delaware

DRAPER OAKWOOD TECHNOLOGY ACQUISITION, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Draper Oakwood Technology Acquisition, Inc.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 27, 2017.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation (“Amended and Restated Certificate”) was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Draper Oakwood Technology Acquisition, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 19,000,000 shares, consisting of (a) 18,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including (i) 15,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 3,000,000 shares of Class F Common Stock (the “Class F Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

A. Preferred Stock. Subject to the provisions of Article SIXTH hereof, the Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.

(a) The Board of Directors is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Subject to the provisions in Article SIXTH hereof, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(b) Class F Common Stock.

(i) Shares of Class F Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Conversion Ratio”) and shall automatically convert into Class A Common Stock at the time of the closing of the initial Business Combination (as defined below) (the “Conversion Date”).

(ii) Notwithstanding Section B(b)(i) of the Article FOURTH, in the case that additional shares of Class A Common Stock, or equity-linked securities (collectively, “Additional Shares”), are issued or deemed issued in excess of the amounts offered in the Corporation’s initial public offering of securities (the “Offering”), in a transaction that is related to the initial Business Combination, the Conversion Ratio shall be adjusted so that the number of shares of Class A Common Stock issuable, on the Conversion Date, upon the conversion of all shares of Class F Common Stock, in the aggregate, shall equal, on an as converted basis, 20% of the Outstanding Shares. “Outstanding Shares” shall mean (a) all shares of Common Stock issued and outstanding upon the completion of the Offering, plus (b) all Additional Shares issued or deemed issued in connection with the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination and any securities issued to the Sponsor (defined below) or affiliates of the Corporation upon conversion of working capital loans made to the Corporation), minus (c) any shares of Class A Common Stock redeemed in connection with the initial Business Combination.

Notwithstanding anything to the contrary contained herein, in no event may the Class F Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

Each share of Class F Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section B(b) of Article FOURTH. The pro rata share for each holder of Class F Common Stock will be determined as follows: Each share of Class F Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class F Common Stock shall be converted pursuant to this Section B(b) of Article FOURTH and the denominator of which shall be the total number of issued and outstanding shares of Class F Common Stock at the time of conversion.

(c) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation) at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(d) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article SIXTH hereof, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

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(e) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the provisions of Article SIXTH hereof and any other provisions of this Amended and Restated Certificate, as it may be amended from time to time, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by such holders.

(f) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

FIFTH: The name and mailing address of the sole incorporator of the Corporation is Stuart Neuhauser, Esq., c/o Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105.

SIXTH: The introduction and the following provisions (A) through (J) of this Article SIXTH shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination” and may not be amended unless the Corporation provides dissenting holds of IPO Shares (defined below) with the opportunity to convert their IPO Shares to cash in accordance with (c) below. A “Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination involving the Corporation and one or more businesses or entities (“Target Business” or “Target Businesses”). The Target Business or Target Businesses acquired in the Business Combination must together have a fair market value of at least 80% of the assets held in the Trust Account (defined below), excluding taxes payable on the income earned on the Trust Account, at the time of the signing of the definitive agreement governing the terms of the initial Business Combination. If the Corporation acquires less than 100% of the equity interests or assets of a Target Business, the portion of such Target Business that the Corporation acquires is what will be valued for purposes of the 80% fair market value test.

The “fair market value” for purposes of this Article SIXTH will be determined by the Board of Directors of the Corporation based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). If the Board of Directors is unable to independently determine the fair market value of the Target Business, the Corporation will obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions on the type of target business the Company is seeking to acquire, with respect to the satisfaction of such criteria.

A. Prior to the consummation of any Business Combination, the Corporation shall either (i) submit such Business Combination to its stockholders for approval (“Proxy Solicitation”) pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or (ii) provide all holders of its Common Stock with the opportunity to sell their shares to the Corporation, effective upon consummation of such Business Combination, for cash through a tender offer (“Tender Offer”) pursuant to the tender offer rules promulgated under the Exchange Act.

B. If the Corporation engages in a Proxy Solicitation in connection with any proposed Business Combination, the Corporation will consummate such Business Combination only if a majority of the then outstanding shares of Common Stock present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination.

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C. In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, any holder of shares of Common Stock sold in the Company’s initial public offering (“IPO” and the shares sold in such IPO, the “IPO Shares”) who voted on the proposal to approve such Business Combination, whether such holder voted in favor or against such Business Combination, may, contemporaneously with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Account including any interest earned on the funds held in the Trust Account net of interest that may be used by the Company to pay its franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares then outstanding (such price being referred to as the “Conversion Price”). “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO and simultaneous private placement is deposited, all as described in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (“Commission”) in connection with the IPO. The Corporation may require any holder of IPO Shares who demands that the Corporation convert such IPO Shares into cash to either tender such holder’s certificates to the Corporation’s transfer agent at any time prior to the vote taken at the stockholder meeting relating to such Business Combination or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System at any time prior to the vote taken at the stockholder meeting relating to such Business Combination, with the exact timing of the delivery of the IPO Shares to be set forth in the proxy materials relating to such Business Combination.

D. If the Corporation engages in a Tender Offer, the Corporation shall file tender offer documents with the Commission which will contain substantially the same financial and other information about the Business Combination as is required under the proxy rules promulgated under the Exchange Act and that would have been included in any proxy statement filed with the Commission in connection with a Proxy Solicitation, even if such information is not required under the tender offer rules promulgated under the Exchange Act. The per-share price at which the Corporation will repurchase the IPO Shares in any such Tender Offer shall be equal to the Conversion Price. The Corporation shall not purchase any shares of Common Stock other than IPO Shares in any such Tender Offer.

E. The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5 million upon consummation of such Business Combination.

F. In the event that the Corporation has not consummated a Business Combination within 12 months from the consummation of the IPO, the Board of Directors may extend the period of time to consummate a Business Combination up to two times (the latest such date being referred to as the “Termination Date”), each by an additional three months, for an aggregate of six additional months, providing that (i) for each such extension the Sponsor (or its designees) must deposit into the Trust Account $500,000 (or up to $575,000 if the underwriters’ over-allotment option is exercised in full) per extension in exchange for a non-interest bearing, unsecured promissory note, for maximum aggregate proceeds to the Corporation of $1,000,000 (or up to $1,150,000 if the underwriters’ over-allotment option is exercised in full) if two extensions occur and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory notes will be added to the proceeds from the IPO to be held in the Trust Account and shall be used to fund the redemption of the IPO Shares in accordance with this Section F of Article SIXTH. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the IPO Shares for cash for a redemption price per share equal to the amount then held in the Trust Account, including the interest earned thereon, less interest that may be released to the Corporation to pay any income or franchise taxes payable, divided by the total number of IPO Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of clauses (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law.

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G. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event (i) he demands conversion of his shares in accordance with paragraph C above in connection with any Proxy Solicitation, (ii) he sells his shares to the Corporation in accordance with paragraph D above in connection with any Tender Offer, (iii) that the Corporation has not consummated a Business Combination by the Termination Date or (iv) the Corporation seeks to amend the provisions of this Article SIXTH prior to the consummation of a Business Combination. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

H. Unless and until the Corporation has consummated its initial Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination transaction, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, transaction or otherwise. The Corporation shall not consummate a Business Combination with an entity that is affiliated with any of the Corporation’s officers, directors or sponsors unless the Corporation has obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions on the type of Target Business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view and a majority of the Corporation’s disinterested independent directors approve such Business Combination.

I. Prior to a Business Combination, the Board of Directors may not issue (i) any shares of Common Stock or any securities convertible into Common Stock; or (ii) any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Common Stock on a Business Combination.

J. The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class B director for a term expiring at the Corporation’s second Annual Meeting of Stockholders. The Class B director shall then appoint additional Class A and Class B directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders and the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

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D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: A. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL or this Certificate of Incorporation or the Corporation’s Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

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B. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any sentence of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Aamer Sarfraz, its Chief Executive Officer and Chief Financial Officer, as of the 14th day of September, 2017.

/s/ Aamer Sarfraz
Aamer Sarfraz
Chief Executive Officer

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